EXHIBIT 12.1

                          MASTEC, INC. AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges




                                                                YEAR ENDED DECEMBER 31,
                                    -----------------------------------------------------------------------
                                       1993          1994          1995          1996              1997
                                    ----------    -----------   ----------    -----------      ------------
                                                            (Dollars in thousands)
Income from continuing
operations before income
taxes...........................        $7,353        $10,291         $385        $50,719           $63,550

Fixed Charges:
 Interest expense...............           302          3,846        5,306         11,940            11,920
 Interest portion of rent
 expense........................            --          1,157        1,362          1,681             7,338
                                    ----------    -----------   ----------    -----------      ------------
Total fixed charges.............           302          5,003        6,668         13,621            19,258
                                    ----------    -----------   ----------    -----------      ------------
Earnings (for purposes of
fixed charges)..................         7,655         15,294        7,053         64,340            82,808
                                    ----------    -----------   ----------    -----------      ------------
Ratio of earnings to fixed
charges.........................         25.3x           3.1x         1.1x           4.7x              4.3x